Issuer Free Writing Prospectus
Relating to Preliminary Prospectus Dated June 15, 2007
Filed Pursuant to Rule 433
Registration Statement Nos. 333-141366 and 333-141366-01
June 22, 2007

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS:

RSB BondCo LLC (the "Issuing Entity") and Baltimore Gas and Electric Company (“BGE”), the depositor, sponsor and initial servicer, have filed a Registration Statement on Form S-3, as amended (the “Registration Statement”) (File Nos. 333-141366 and 333-141366-01), with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in the Registration Statement and other documents BGE and the Issuer have filed with the SEC for more complete information about BGE and the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  You can also obtain copies of the registration statement from the SEC upon payment of prescribed charges, or you can examine the registration statement free of charge at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549.  Alternatively, you may request the prospectus and prospectus supplement by calling Barclays Capital Inc. toll free at 1-888-227-2275, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Greenwich Capital Markets, Inc. toll free at 1-866-884-2071 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.

RSB BONDCO LLC
Issuing Entity
BALTIMORE GAS AND ELECTRIC COMPANY
Depositor, Sponsor and Initial Servicer
PRICING TERM SHEET
$623,200,000
Rate Stabilization Bonds, Series A

Syndicate:  Joint Managers – Barclays Capital Inc., Citigroup Global Markets Inc., Greenwich Capital Markets, Inc. and Morgan Stanley & Co. Incorporated.

Expected Ratings* (Moody's/S&P/Fitch):  Aaa/AAA/AAA.

Expected Settlement:  June 29, 2007, flat.

Timing:  Priced.

Tranche	Principal Amount Offered	Weighted Average Life (years)	Scheduled Maturity Date	Number of Scheduled Semi-Annual Payments	Swap Spread	Yield	Coupon	Price to Public
A-1	$284,000,000	2.99	10/1/2012	10	1	5.469%	5.47%	99.97507%
A-2	$220,000,000	6.99	4/1/2016	8	6	5.723%	5.72%	99.95281%
A-3	$119,200,000	9.27	4/1/2017	3	8	5.825%	5.82%	99.93340%

EXPECTED AMORTIZATION SCHEDULE
OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Payment Date	Tranche A-1	Tranche A-2	Tranche A-3
Settlement Date	$284,000,000	$220,000,000	$119,200,000
4/1/2008	$250,741,286	$220,000,000	$119,200,000
10/1/2008	$225,198,598	$220,000,000	$119,200,000
4/1/2009	$198,590,708	$220,000,000	$119,200,000
10/1/2009	$171,674,318	$220,000,000	$119,200,000
4/1/2010	$143,549,922	$220,000,000	$119,200,000
10/1/2010	$115,131,815	$220,000,000	$119,200,000
4/1/2011	$85,457,334	$220,000,000	$119,200,000
10/1/2011	$55,423,848	$220,000,000	$119,200,000
4/1/2012	$24,142,900	$220,000,000	$119,200,000
10/1/2012	$0	$212,419,156	$119,200,000
4/1/2013	$0	$179,418,862	$119,200,000
10/1/2013	$0	$145,855,662	$119,200,000
4/1/2014	$0	$110,970,180	$119,200,000
10/1/2014	$0	$75,433,398	$119,200,000
4/1/2015	$0	$38,549,788	$119,200,000
10/1/2015	$0	$925,060	$119,200,000
4/1/2016	$0	$0	$81,127,235
10/1/2016	$0	$0	$41,269,298
4/1/2017	$0	$0	$0

* A security rating is not a recommendation  to buy, sell, or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time by the assigning rating organization.